Exhibit 99.1

CommerceSouth, Inc.

224 East Broad Street

Eufaula, AL 36027

334-687-3581

PRESS RELEASE

FOR IMMEDIATE RELEASE

COMMERCESOUTH, INC. ANNOUNCES 14.0% INCREASE

IN FIRST QUARTER 2003 EARNINGS

May 9, 2003

EUFAULA, AL. – CommerceSouth, Inc. a Southeastern bank holding company with offices in Florida and Alabama, today announced the Company’s financial results for the first quarter ended March 31, 2003. Net income for the three months ended March 31, 2003 was $828 thousand or $0.32 per basic share, an increase of approximately 14.0% compared with net income of $726 thousand or $0.28 per basic share for the same period in 2002. Net interest income for the first quarter of 2003 at $3.0 million was an increase of 3.4% over the $2.9 million in net interest income for the first quarter of 2002.

Greg Faison, President and Chief Executive Officer of CommerceSouth, Inc. stated “We are pleased with the increase in first quarter 2003 earnings. This is the result of adhering to our Strategic Plan and the planned expansion of our branch facilities. The new facilities in the northwest Florida area and the Montgomery, Prattville area are beginning to provide not only growth but profitability. Our plans for the remainder of 2003 include two more branch facilities opening in northwest Florida and expansion of our main office facility at Santa Rosa to house the move of our holding company offices. In addition, our net interest margin remains strong and we look forward to continued success through the rest of this year.”

As of March 31, 2003 CommerceSouth had assets of $312 million compared to $270 million as of March 31, 2002, an increase of approximately 15.6%.

CommerceSouth, Inc. is a multi-bank holding company for CommerceSouth Bank in Florida, with assets of $151 million and locations in Santa Rosa Beach, Lynn Haven, Panama City Beach, Grayton Beach, Destin and Freeport, and for CommerceSouth Bank in Alabama with assets of $161 million and locations in Eufaula, Prattville and Montgomery, Alabama. Both banks provide full banking services including mortgage services and internet banking.

The common stock of the Company is traded on the NASDAQ Small Cap Market under the symbol “COSO”.

The Company’s release contains certain statements which are not historical facts or which concern the Company’s future operations or economic performance and which are considered forward looking statements. When we use words such as “may,” “will,” “expect,” “plan,” “project,” and “anticipate,” we are using forward looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, including information contained in the Company’s filings with the SEC.

CONTACT: CommerceSouth, Inc.

Deborah M. Wiltse, CFO

334-687-3581

dwiltse@commercesouth.net

COMMERCESOUTH, INC.

SELECTED FINANCIAL INFORMATION

(Unaudited)	Three months ended March 31,
(In thousands)	2003	2002
SELECTED AVERAGE BALANCES
Assets	$296,973	$261,279
Earning Assets	271,046	240,381
Loans	237,276	207,616
Total Securities	31,813	32,620
Deposits	253,101	214,587
Shareholders’ Equity	27,692	25,284

SELECTED PERIOD END DATA
Assets	$312,434	$270,467
Securities Available-for-Sale	13,791	11,942
Investment Securities	17,307	18,513
Loans (1)	242,706	216,393
Reserve for Loan Losses	3,014	2,789
Deposits	271,712	222,281
Shareholders’ Equity	28,289	25,623
Book Value per Share	10.86	9.88
Non-accrual Loans	1,049	878
Loans Past Due 90 Days+	124	122
Restructured Loans	—	—
Non-performing Loans	1,173	1,000
Other Real Estate	635	263
Non-Performing Assets	1,808	1,263
Charge-offs	133	4
Recoveries	3	5

PERFORMANCE RATIOS
Return on Average Assets	1.13%	1.13%
Return on Average Equity	12.13%	11.65%
Net Interest Margin (FTE) (2)	4.65%	5.02%
Allowance for Loan Losses to Loans (1)	1.24%	1.29%
Equity to Assets	9.05%	9.47%
Non-performing Loans to Total Loans (1)	.48%	.46%

MISCELLANEOUS
Net Interest Income (FTE)	$3,107	$2,976
Intangible Assets – Goodwill	1,155	1,155
Common Stock Closing Price (NASDAQ)	14.49	12.75

(1) Includes loans held for sale

(2) Marginal tax rate of 34%

2